EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT WPS RESOURCE CORPORATION

WPS RESOURCES CORPORATION *

Wisconsin Public Service Corporation
WPS Leasing, Inc.
WPS Investments, LLC
American Transmission Company LLC (12.1% ownership)
Wisconsin Valley Improvement Company (26.9% ownership)
Wisconsin River Power Company (66.88% ownership)
Lakes Development Corporation
ATC Management Inc. (12.1% ownership)

Upper Peninsula Power Company

WPS Visions, Inc.

Badger Energy Services, LLC (14.29% ownership)

Upper Peninsula Building Development Company

Penvest, Inc.
Superior Technologies, Inc. (33% ownership)

WPSR Capital Trust I

WPS Nuclear Corporation
Nuclear Management Company, LLC (20% ownership)

WPS Resources Capital Corporation
WPS Energy Services, Inc.
WPS-ESI Gas Storage, LLC (75% ownership)
WPS Power Development, Inc.
PDI Stoneman, Inc.
Mid-American Power, LLC (66-2/3% ownership)
Combined Locks Energy Center, LLC
PDI Operations, Inc.
Mid-American Power Ventures, LLC (75% ownership)
Neulite Industries of Wisconsin, LLC (50% ownership)
WPS Canada Generation, Inc. (formerly PDI Canada, Inc.)
WPS New England Generation, Inc. (formerly PDI New England, Inc.)
WPS Northern Nevada, LLC
Sunbury Holdings, LLC
Sunbury Generation, LLC
Penfield Collieries, LLC
WPS Westwood Generation, LLC (formerly CinCap VI, LLC)
Renewable Fibers International, LLC (33-1/3% ownership)
Wisconsin Woodgas LLC
Wisconsin Energy Operations LLC (49% ownership)
ECO Coal Pelletization #12 LLC (66-2/3% ownership)

Brown County C-LEC, LLC (40% ownership)

*

WPS Resources Corporation is the parent holding company. All affiliated companies listed are 100% owned except as noted otherwise. All affiliates are currently active, with the exception of Mid-American Power Ventures, LLC and Neulite Industries of Wisconsin, LLC.